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                                                            Exhibit No. 16.1


[KPMG Letterhead]

April 16, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Pain Therapeutics, Inc. (the "Company") and, under the date of March 1, 2002, we reported on the financial statements of Pain Therapeutics, Inc. as of and for the years ended December 31, 2001 and 2000. On April 10, 2002, our appointment as principal accountants was terminated. We have read Pain Therapeutic, Inc.'s statements included under Item 4 of its Form 8-K dated April 10, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with (1) the Company's statement that the change was recommended by the Company's Audit Committee and approved by the Board of Directors and (2) the Company's statement that Ernst & Young LLP was not consulted regarding any of the matters set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                                             Very truly yours,


                                             /s/ KPMG LLP